Exhibit 99.1

POSTING ON OPTI, INC. WEBSITE DATED FEBRUARY 25, 2010

OPTi / AMD litigation

February 25, 2010

In the OPTi Inc. (“OPTi”) v. Advanced Micro Devices, Inc. (“AMD”) litigations, OPTi and AMD have reached an agreement in principle on the settlement of the litigations. The parties are working on a settlement agreement based on the agreed upon terms.

As soon as the agreement has been finalized, OPTi will make all required Securities and Exchange Commission filings associated with the agreement.